CERTIFICATE OF AMENDMENT

                                     TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           PALATIN TECHNOLOGIES, INC.


              -----------------------------------------------------


                            Under Section 242 of the
                             General Corporation Law
                            of the State of Delaware

              -----------------------------------------------------


     The undersigned officer of Palatin Technologies, Inc., a Delaware corporation (the "Corporation"), in order to amend the Restated Certificate of Incorporation of the Corporation, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Section 1 of Article IV thereof in its entirety and by substituting in lieu of said Section 1 the following new Section 1:

          Section  1.  AUTHORIZED   CAPITAL  STOCK.  The  Corporation  shall  be
     authorized to issue two classes of shares of capital stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of capital stock which the Corporation shall have the authority to issue is 85,000,000, comprised of 75,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

     2. The Restated Certificate of Incorporation of the Corporation is hereby amended by including a new Section 4 of Article IV thereof as follows:

          SECTION 4. Upon the date the Certificate of Amendment,  including this
     Section 4, is filed with the Secretary of State of the State of Delaware (the "Effective Date"), each four shares of issued and outstanding shares of Common Stock of this Corporation shall be automatically combined into one share of Common Stock of this Corporation (the "Reverse Stock Split"). In lieu of the issuance of any

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     fractional shares that would otherwise result from the Reverse Stock Split, the Corporation shall pay the cash value of fractions of a share determined by the average closing price of the Common Stock for the five (5) trading days immediately preceding the Effective Date multiplied by the fractional interest. Following the Effective Date, certificates representing the shares of Common Stock to be outstanding thereafter shall be exchanged for
     certificates  now  outstanding   pursuant  to  procedures  adopted  by  the
     Corporation's Board of Directors and communicated to those who are to receive new certificates.

     3. The foregoing amendments to the Corporation's Restated Certificate of Incorporation were duly authorized and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     4. This Certificate of Amendment shall become effective at 11:59 p.m., EDT, on September 5, 1997.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment and does hereby affirm, under penalty of perjury, that the statements contained herein are true and correct, this 5th day of September, 1997.

                                             Palatin Technologies, Inc.


                                                   /s/ John J. McDonough
                                             -----------------------------
                                             Name:  John J. McDonough
                                             Title: Vice President



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